Exhibit (8)(b)(2)

AMENDMENT NO. 3 TO PARTICIPATION AGREEMENT (DFA)

AMENDMENT NO. 3 TO PARTICIPATION AGREEMENT

BY AND AMONG

DFA INVESTMENT DIMENSIONS GROUP INC.,

DIMENSIONAL FUND ADVISORS LP,

DFA SECURITIES LLC

AND

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

THIS AMENDMENT, made and entered into this 14th day of October, 2019, by and among Transamerica Financial Life Insurance Company (the “Company”), on its own behalf and on behalf of segregated asset accounts of the Company that may be established from time to time (individually, an “Account” and collectively, the “Accounts”); DFA Investment Dimensions Group Inc. (the “Fund”): the Fund’s investment adviser, Dimensional Fund Advisors LP (the “Adviser”): and DFA Securities LLC (formerly, DFA Securities, Inc., “DFAS”) (individually, a “Party” and collectively, the “Parties”).

WHEREAS, the Parties are parties to that certain Participation Agreement, dated as of January 31, 2005 (as amended, the “Agreement”); and

WHEREAS, Company desires to replace Schedule 1.1 of the Agreement in its entirety and replace it with an updated list of portfolios under Schedule 1.1 of the Agreement and amend the Agreement as set forth below; and

WHEREAS, the Parties have agreed with Company’s request to amend the Agreement and restate Schedule 1.1 of the Agreement and make such other amendments accordingly;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Section 3.1. The following shall hereby be inserted at the end of Section 3.1 of the Agreement:

The Company represents and warrants that it is a domestic corporation within the meaning of Section 7701(a)(4) of the Code duly organized and in good standing under applicable law. The Company shall inform a Portfolio in writing if the Company determines that such Portfolio is not in compliance with applicable insurance laws.

2.	Section 3.11. The following shall hereby be inserted at the end of Section 3.11 of the Agreement:

Absent any published guidance issued or promulgated by the Internal Revenue Service (“IRS”) or the U.S. Treasury that clarifies or supersedes the application of the “investor control” doctrine, for the DFA VA Global Moderate Allocation Portfolio, the “investor control” doctrine shall be deemed to be satisfied, if, and to the extent that, in all material respects, those certain facts and taxpayer representations continue to be true and are satisfied, all as set forth in that certain private letter ruling (PLR-102496-09), dated December 8, 2009, issued by the IRS to such Portfolio, a copy of which has been provided to Company.

3.	Section 3.15. The following shall hereby be added as a new Section 3.15 of the Agreement:

The Parties will conduct their business at all times so that no Contract holder will have such incidents of control as will cause a Portfolio’s income and gains to be taxable to the Contract holder as a result of the application of the investor control doctrine enunciated in a series of Revenue Rulings, including Revenue Ruling 77-85, Revenue Ruling 80-274, Revenue Ruling 81-225, Revenue Ruling 82-54, Revenue Ruling 2003-91 and Revenue Ruling 2007-7, and adopted by Christoffersen v. United States, 749 F.2d 513 (8th Cir. 1985) and Jeffrey T. Webber v. Commissioner, 144 T.C. No 17 (2015). In this regard, the Parties agree to limit, and not facilitate, a Contract holder’s participation, directly or indirectly through an intermediary, in a Portfolio’s investment process in contravention of the following, which the Parties represent and warrant to each other to be true: (I) there is not, and there will not be, any arrangement, plan, contract or agreement between the Adviser (or a subadviser) and a Contract holder regarding the availability of a Portfolio as an Account under the Contract, or the specific assets to be held by a Portfolio or an investment company that a Portfolio may invest its assets; (2) other than a Contract holder’s ability to allocate Contract premiums and transfer amounts in the Company’s Account to and from the Company’s Account corresponding to a Portfolio, all investment decisions concerning a Portfolio will be made by the Adviser, any subadviser(s) and the Directors in their sole and absolute discretion; (3) the percentage of a Portfolio’s assets invested in a particular investment company will not be fixed in advance of any Contract holder’s investment and will be subject to change by the Adviser or a subadviser at any time without notice; (4) a Contract holder cannot, and will not be able to, direct a Portfolio’s investment in any particular asset or recommend a particular investment or investment strategy; (5) there is not, and will not be, any agreement or plan between the Adviser or a subadviser and a Contract holder regarding a particular investment of a Portfolio; (6) a Contract holder cannot, and will not be able to, communicate directly or indirectly with the Adviser or a subadviser concerning the selection, quality or rate of return on any specific investment or group of investments held by a Portfolio; (7) a Contract holder does not have, and will not have, any current knowledge of a Portfolio’s specific assets other than as may be required to be presented in periodic reports to a Portfolio’s shareholders; (8) a Contract holder does not have, and will not have, any legal, equitable, direct or indirect ownership interest in any of the assets of a Portfolio; and (9) a Contract holder only has, and only will have, a contractual claim against the insurance company offering the Contract to receive cash from the insurance company under the terms of the Contract holder’s Contract.

4.	Section I 0.12. The following shall hereby be added as a new Section I 0.12 of the Agreement:

The Company agrees that upon execution of this Agreement, and thereafter promptly upon the earlier of (i) reasonable demand by the Adviser or Fund, or (ii) learning that documentation (as defined below) is required, Company shall deliver to the Fund any certification, form, document or information (collectively, “documentation’’) that may be required or reasonably requested in order to allow the Fund to make any payments or distributions, whether in-kind or in cash or reinvested in additional Fund shares, to the Company without any deduction or withholding for or on account of any tax including. without limitation, an executed United States Internal Revenue Service Form W-9 (and successor forms thereto) and any other documentation required to be delivered pursuant to Section 1471(b) or section 1472(b)(l) of the Code.

5.    Section 10.13. The following shall hereby be added as a new Section I 0.13 of the Agreement:

This Agreement may not be amended or modified except by a written amendment, which includes any amendments to the Schedules, executed by all Parties to the Agreement.

6.    Schedule 1.1. Schedule 1.1 of the Agreement shall hereby be amended and restated in its entirety as set forth in “Schedule 1.1” of this Amendment.

7.    Effectiveness. The actions set forth in this Amendment shall be effective as of the date first set forth above.

8.    Full Force and Effect. Except as set forth herein, all provisions of the Agreement shall remain in full force and effect.

9.    Further Assurances. Each of the Parties hereto hereby agrees that, at any time and from time to time, upon the request of any other Party, it shall promptly execute and deliver any and all further instruments and documents and take such further action as such other Party may reasonably request to effectuate the purposes of this Amendment.

10.    Counterparts. This Amendment may be executed and delivered by each Party hereto in separate counterparts, each of which when so delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be duly executed as of the date first set forth above.

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By:	/s/ Eric Martin
Name:	Eric Martin
Title:	Vice President
Date:	10-10-19

DFA INVESTMENT DIMENSIONS GROUP INC.

By:	/s/ Jeff J. Jeon
Name:	Jeff J. Jeon
Title:	Vice President
Date:	10-14-19

DIMENSIONAL FUND ADVISORS LP
By:	Dimensional Holdings Inc., general partner

By:	/s/ Kenneth M. Manell
Name:	Kenneth M. Manell
Title:	Vice President
Date:	10-14-19

DFA SECURITIES LLC
By:	Dimensional Fund Advisors LP, sole member
By: Dimensional Holdings Inc., general partner

	By:	/s/ Carolyn O
	Name:	Carolyn O
	Title:	Vice President
	Date:	10-15-19

Schedule 1.1

DFA Investment Dimensions Group Inc.:

VA U.S. Targeted Value Portfolio

VA U.S. Large Value Portfolio

VA International Value Portfolio

VA International Small Portfolio

VA Short-Term Fixed Portfolio

VA Global Bond Portfolio

VA Equity Allocation Portfolio

DFA VA Global Moderate Allocation Portfolio